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                                                                     EXHIBIT (5)

                            [FIRST UNION LETTERHEAD]

                                                                 January 9, 1998

BOARD OF DIRECTORS
FIRST UNION CORPORATION
Charlotte, North Carolina 28288

Gentlemen:

     I have acted as counsel for First Union Corporation (the "Corporation") in connection with the registration on Form S-4 (the "Registration Statement") of 340,000,000 shares of the Corporation's Common Stock, $3.33 1/3 par value per share (together with the rights attached thereto, the "First Union Common Shares"), which are issuable in connection with the acquisition by the Corporation of CoreStates Financial Corp.

     On the basis of such investigation as I deemed necessary, I am of the opinion that:

     (1) the Corporation has been duly incorporated and is validly existing under the laws of the State of North Carolina; and

     (2) the First Union Common Shares have been duly authorized and when the Registration Statement becomes effective and the shares are issued pursuant to the Merger Agreement, such shares will be validly issued, fully paid and nonassessable.

     I hereby consent to the use of my name under the heading "Validity of FUNC Common Shares" in the Prospectus included in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.

                                         Very truly yours,

                                         MARION A. COWELL, JR.